Exhibit 99

FOR IMMEDIATE RELEASE

October 22, 2014

THE EASTERN COMPANY REPORTS EARNINGS UP 35% FOR THE THIRD
QUARTER AND UP 13% FOR NINE MONTHS OF 2014

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the third quarter and nine months of 2014.  Net income for the third quarter was $2.4 million or $0.39 per diluted share compared to $1.8 million or $0.29 per diluted share that was reported in the third quarter of 2013, a 35% increase.  Year to date earnings for the nine month period ended September 27, 2014 were $5.6 million or $0.90 per diluted share, compared to $5.0 million or $0.80 per diluted share for the same period in 2013, a 13% increase.

Net sales for the quarter were $35.8 million, compared to $34.3 million for the same period in 2013, a 5% increase.  For the nine months of 2014 net sales were $106.4 million compared to $108.2 million in 2013, a 2% decrease.

Leonard F. Leganza, Chairman, President and CEO stated, “The focus and emphasis we have continued to place on earnings and cash flow during the recent period of economic ups and downs and uncertainties have provided the Company with a solid financial foundation.  We are confident that our current liquidity will be strong enough to sustain our product development projects which provide the continuing opportunity for organic growth in the markets we currently serve as well as to provide the liquidity we need to acquire businesses which will add long term growth opportunities for the Company.  Those strategic objectives will not have any negative impact on our dividend policy and necessary capital expenditures.”

Mr. Leganza continued, “As the economy improves, we expect that our many diversified markets will also be favorably affected and will increase our current sales growth objectives.  Among our ongoing projects, we are finalizing the establishment of a plant in North Carolina which will produce lightweight composite panels to supply sleeper cabs for a new line of Class 8 trucks and in addition will enable us to expand our marketing and sales efforts of composite products throughout the Eastern U.S.A.”

Mr. Leganza also stated, “At our Metal Products segment we have worked toward diversifying our operations toward expanding our contract casting efforts for products that will take us into markets beyond our proprietary mining products.  In our Security Products segment we experienced, and were very pleased with, the increased market acceptance and sales of our “Flash Cash” systems for the commercial laundry market.  The products and “Flash Cash” system has been well received and accepted in foreign markets.”

Mr. Leganza concluded, “Our diversification, experienced management team and solid financial condition provide us with the assets we need to take advantage of growth opportunities when they present themselves as well as to provide organic growth.”

The Eastern Company is a 156-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Sept. 27, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
Net Sales	$35,803,405	$ 34,256,086	$106,432,304	$108,196,240

Net Income After Tax	$ 2,431,817	$ 1,798,783	$ 5,628,205	$ 4,978,325

Net Income Per Share:
Basic	$ 0.39	$ 0.29	$ 0.90	$ 0.80
Diluted	$ 0.39	$ 0.29	$ 0.90	$ 0.80

Weighted average
shares outstandings:
Basic	6,223,140	6,221,515	6,222,678	6,220,620
Diluted	6,240,396	6,238,074	6,239,805	6,237,647